Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Invitation Homes Operating Partnership LP

Invitation Homes Inc.

Invitation Homes OP GP LLC

IH Merger Sub, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	4.150% Senior Notes due 2032	457(r) and 457(o)	$600,000,000	99.739%	$598,434,000	.0000927	$55,475

Fees to Be Paid	Debt	Guarantees of 4.150% Senior Notes due 2032(1)	—	—	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$598,434,000		$55,475

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$55,475

(1)

The debt securities issued by Invitation Homes Operating Partnership LP are guaranteed by Invitation Homes Inc., Invitation Homes OP GP LLC and IH Merger Sub, LLC. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantees.

The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.